Exhibit 99.1

Trex Company Reports Second Quarter 2019 Results

-- Strong Demand Across All Residential Products --
-- Achieved Significant Sequential Improvement in Residential Production Throughput--
-- Consolidated Sales of $205-$210 million Expected for Third Quarter 2019 --

Second Quarter Highlights

  Consolidated net sales were $206 million
  Consolidated gross margin of 40.4%, inclusive of new product start-up and added material cost impacts of approximately 370 basis points
  Consolidated earnings per share of $0.61 per share; exclusive of a one-time severance expense, consolidated earnings per share was $0.64

WINCHESTER, Va.--(BUSINESS WIRE)--July 29, 2019--Trex Company, Inc. (NYSE:TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, and a leading national provider of custom-engineered railing systems, today reported financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Results

Consolidated net sales for the second quarter of 2019 of $206 million were in-line with the comparable period in 2018. Trex Residential Products net sales increased 2% year-over-year to $193 million, with Trex Commercial Products contributing $13 million. Consolidated gross margin for the quarter was 40.4%, representing gross margins from Trex Residential and Trex Commercial of 41.7% and 21.4%, respectively. SG&A was $36 million, or 17.3% of sales.

Net income for the second quarter of 2019 was $36 million, or $0.61 per diluted share. Exclusive of a severance charge of $2 million, second quarter diluted earnings per share was $0.64. This compares to net income of $43 million, or $0.73 per diluted share, reported for last year’s second quarter.

“We continued to experience strong demand across our residential product portfolio and sales channels in the second quarter. Significant sequential improvement in production throughput increased our ability to convert this demand into sales growth, and we continue to work towards reducing order lead-times. Start-up costs related to new Enhance Naturals and Basics decking products weighed on our gross margin performance, but to a much lesser extent than in this year’s first quarter. These startup costs, excluding the cost of added material to improve throughput, are largely behind us. During the quarter, we increased marketing and brand spending in line with seasonality and to support our wood conversion strategy,” noted James E. Cline, President and Chief Executive Officer.

First Half 2019 Results

Net sales for the first half of 2019 were $386 million, 2% above the $378 million reported for the comparable period in 2018. Trex Residential Products net sales were up 4% to $359 million, with Trex Commercial Products contributing an additional $27 million. First half 2019 consolidated gross margin was 39.6%. Trex Residential Products gross margin was 41% compared to 46.7% in the first half of 2018. SG&A was $66 million, or 17.1% of sales. Net income was $67 million, or $1.14 per diluted share, for the first half of 2019, compared to net income of $80 million, or $1.35 per diluted share, for the first half of 2018.

Summary and Outlook

“The continued improvement in production rates and operating efficiencies has set the stage for solid double-digit year-on-year sales comparisons in the second half of this year. Demand trends indicate that the conversion from wood has accelerated at a faster pace than expected, which has caused us to move up our planned capacity expansion. In early June, we announced a new multi-year modular capital expenditure program to increase production at our Winchester, Virginia and Fernley, Nevada facilities. In Nevada, the first of several new production lines will come online in this year’s third quarter, and there will be one additional line operational in Winchester in early 2020, with the remainder of the Virginia capacity expected to be in operation in the first quarter of 2021.

“For the third quarter of 2019, we expect consolidated net sales of approximately $205-$210 million, representing 25% year-over-year growth at midpoint of the guidance.

“Our primary focus is on increasing throughput and meeting strong customer demand. As a result, while we expect gross margin to progressively increase in the second half of 2019, it will continue to reflect costs related to the additional material that we have added to our Enhance products to improve throughput. Considering first half results, start-up costs, and higher material costs, full year 2019 consolidated gross margin is expected to be below that of 2018, with second half 2019 consolidated incremental gross margin of approximately 45%.

“We continued to execute on our long-term capital allocation priorities in the 2019 second quarter, funding organic growth projects and repurchasing 125,000 shares for $8.5 million as part of the share buyback program,” Mr. Cline concluded.

Second Quarter 2019 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second quarter 2019 results and other corporate matters on Monday, July 29, 2019 at 5:00 p.m. ET. To participate on the day of the call, dial 1-877-270-2148, or internationally 1-412-902-6510, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 2Q19 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; and the impact of upcoming data privacy laws and the General Data Protection Regulation and the related actual or potential costs and consequences. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing and staging systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Net sales	$206,453	$206,692	$386,024	$377,899

Cost of sales	123,009	115,577	233,214	210,071

Gross profit	83,444	91,115	152,810	167,828

Selling, general and administrative expenses	35,705	33,513	65,872	62,472

Income from operations	47,739	57,602	86,938	105,356

Interest (income) expense, net	(1)	370	(57)	598

Income before income taxes	47,740	57,232	86,995	104,758

Provision for income taxes	12,030	14,413	19,730	24,828

Net income	$35,710	$42,819	$67,265	$79,930

Basic earnings per common share	$0.61	$0.73	$1.15	$1.36

Basic weighted average common shares outstanding	58,486,192	58,760,753	58,514,676	58,807,694

Diluted earnings per common share	$0.61	$0.73	$1.14	$1.35

Diluted weighted average common shares outstanding	58,687,540	59,051,413	58,758,201	59,125,258

Comprehensive income	$35,710	$42,819	$67,265	$79,930

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2019	2018
ASSETS	(Unaudited)
Current assets:

Cash and cash equivalents	$106,084	$105,699
Accounts receivable, net	117,909	91,163
Inventories	42,919	57,801
Prepaid expenses and other assets	19,251	15,562
Total current assets	286,163	270,225
Property, plant and equipment, net	129,612	117,144
Goodwill and other intangibles	74,294	74,503
Operating lease assets	42,571	—
Other assets	3,558	3,250
Total assets	$536,198	$465,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$27,307	$31,084
Accrued expenses and other liabilities	48,762	56,291
Accrued warranty	5,400	5,400
Line of credit	—	—
Total current liabilities	81,469	92,775

Operating lease liabilities	37,056	—
Deferred income taxes	2,125	2,125
Non-current accrued warranty	23,936	25,354
Other long-term liabilities	79	1,905
Total liabilities	144,665	122,159

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 120,000,000 shares authorized; 70,137,027 and 69,998,336 shares issued and 58,440,204 and 58,551,653 shares outstanding at June 30, 2019 and December 31, 2018, respectively	701	700
Additional paid-in capital	122,720	124,224
Retained earnings	484,207	416,942
Treasury stock, at cost, 11,696,823 and 11,446,683 shares at June 30, 2019 and December 31, 2018, respectively	(216,095)	(198,903)
Total stockholders’ equity	391,533	342,963
Total liabilities and stockholders’ equity	$536,198	$465,122

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June 30,
	2019	2018
	(unaudited)
Operating Activities
Net income	$67,265	$79,930
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,857	9,363
Stock-based compensation	4,918	3,645
Loss (gain) on disposal of property, plant and equipment	10	(29)
Other non-cash adjustments	(373)	(406)
Changes in operating assets and liabilities:
Accounts receivable	(26,746)	(104,250)
Inventories	14,882	(1,664)
Prepaid expenses and other assets	210	(2,616)
Accounts payable	(3,777)	14,863
Accrued expenses and other liabilities	(16,548)	(5,705)
Income taxes receivable/payable	(3,640)	5,195

Net cash provided by (used in) operating activities	43,058	(1,674)

Investing Activities
Expenditures for property, plant and equipment and intangibles	(19,061)	(17,697)
Proceeds from sales of property, plant and equipment	-	83

Net cash used in investing activities	(19,061)	(17,614)

Financing Activities
Borrowings under line of credit	89,500	167,750
Principal payments under line of credit	(89,500)	(159,250)
Repurchases of common stock	(24,172)	(17,230)
Proceeds from employee stock purchase and option plans	560	405

Net cash used in financing activities	(23,612)	(8,325)

Net increase (decrease) in cash and cash equivalents	385	(27,613)
Cash and cash equivalents at beginning of period	105,699	30,514

Cash and cash equivalents at end of period	$106,084	$2,901

Contacts

Bryan Fairbanks
Exec. Vice President and CFO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
AdvisIRyPartners
212-750-5800